UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 27, 2013

ARRIS Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-31254	58-2588724
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive, Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

(678) 473-2000

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 27, 2013, ARRIS Group, Inc. (“ARRIS”), Arris Enterprises I, Inc. (the “Company”), and Arris Enterprises II entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. and various other institutions, pursuant to which these institutions have committed to provide to ARRIS $2.175 billion in senior secured credit facilities comprised of (i) a “Term Loan A Facility” of $1.1 billion, (ii) a “Term Loan B Facility” of $825 million and (iii) a “Revolving Credit Facility” of $250 million.

The proceeds of the Term Loan A Facility and Term Loan B Facility will be used to pay a portion of the cash consideration for the previously announced acquisition by ARRIS of the Motorola Home business from General Instrument Holdings, Inc., an indirect subsidiary of Google Inc., through the acquisition of General Instrument Corporation and for the payment of expenses related to the acquisition. The Revolving Credit Facility will be used for working capital needs and other general corporate purposes. Contemporaneously with the acquisition, certain subsidiaries of the Company will be added as parties to, or guarantors under, the Credit Agreement.

The borrowings under the Credit Agreement will be secured by first priority liens on substantially all of the assets of ARRIS, the Company and certain of their respective present and future subsidiaries who become parties to, or guarantors under, the Credit Agreement. The Credit Agreement contains usual and customary limitations on indebtedness, liens, restricted payments, acquisitions and asset sales in the form of affirmative, negative and financial covenants, which are customary for financings of this type. The Credit Agreement provides terms for mandatory prepayments and optional prepayments and commitment reductions. The Credit Agreement also includes events of default, which are customary for facilities of this type (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all amounts outstanding under the credit facilities may be accelerated.

The Revolving Credit Facility and Term Loan A Facility have terms of five years. The Term Loan B Facility has a term of seven years. Under the Credit Agreement, the Company will be required to maintain a minimum consolidated interest coverage ratio of not less than 3.50:1.00. The Company will also be restricted by a maximum consolidated net leverage ratio that decreases throughout the first two years of the term of the Credit Agreement from 4.25:1.00 to 3.50:1.00.

Funding of the credit facilities will occur in connection with the closing of the acquisition, which is expected to occur in the second quarter of 2013 and, with the exception of an obligation to pay a commitment fee and a covenant restricting certain material transactions outside of the ordinary course of business, most of the provisions of the Credit Agreement are not effective until the closing of the acquisition.

The description of the Credit Agreement set forth in this Item 1.01 is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

10.1	2013 Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.

By:	/s/ David B. Potts

David B. Potts
Executive Vice President and CFO

Date: April 2, 2013

EXHIBIT INDEX

Number	Exhibit

10.1	2013 Credit Agreement